Exhibit 23.2

Consent of Independent Auditor

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Form S-3 of AMC Entertainment Holdings, Inc. (the “Company”) of our report dated February 18, 2020, on our audits of the consolidated financial statements of Digital Cinema Implementation Partners, LLC and Subsidiaries as of December 31, 2019 and 2018 and for each of the three years in the period ended December 31, 2019, which report is included in the Form 10-K of the Company for the year ended December 31, 2019. We also consent to the reference to our Firm under the caption “Experts”.

/s/ CohnReznick LLP

February 27, 2020
Roseland, New Jersey